HomeTrust Bancshares, Inc. Announces Financial Results for the Second Quarter of the Year Ending
December 31, 2025 and Declaration of a Quarterly Dividend

ASHEVILLE, N.C., July 22, 2025 – HomeTrust Bancshares, Inc. (NYSE: HTB) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the second quarter of the year ending December 31, 2025 and approval of its quarterly cash dividend.
For the quarter ended June 30, 2025 compared to the quarter ended March 31, 2025:
•net income was $17.2 million compared to $14.5 million;
•diluted earnings per share ("EPS") were $1.00 compared to $0.84;
•annualized return on assets ("ROA") was 1.58% compared to 1.33%;
•annualized return on equity ("ROE") was 11.97% compared to 10.52%;
•net interest margin was 4.32% compared to 4.18%;
•provision for credit losses was $1.3 million compared to $1.5 million;
•gain on the sale of our two Knoxville, Tennessee branches was $1.4 million compared to $0;
•quarterly cash dividends continued at $0.12 per share totaling $2.1 million for both periods; and
•78,412 shares of Company common stock were repurchased during the current quarter at an average price of $35.74 compared to 14,800 shares repurchased at an average price of $33.64 in the prior quarter.
For the six months ended June 30, 2025 compared to the six months ended June 30, 2024:
•net income was $31.7 million compared to $27.5 million;
•diluted EPS were $1.84 compared to $1.61;
•annualized ROA was 1.46% compared to 1.25%;
•annualized ROE was 11.26% compared to 10.73%;
•net interest margin was 4.25% compared to 4.08%;
•provision for credit losses was $2.8 million compared to $5.4 million;
•tax-free death benefit proceeds from life insurance were $0 compared to $1.1 million;
•cash dividends of $0.24 per share totaling $4.1 million compared to $0.22 per share totaling $3.7 million; and
•93,212 shares of Company common stock were repurchased during the six months at an average price of $35.41 compared to 23,483 shares repurchased at an average price of $27.48 in the same period last year.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.12 per common share payable on August 28, 2025 to shareholders of record as of the close of business on August 14, 2025.
“Given the current economic uncertainty, we are pleased to report another quarter of strong financial results,” said C. Hunter Westbrook, President and Chief Executive Officer. “These results reflect HTB’s commitment to remain nimble and be prudent balance sheet managers. Our earnings story over recent quarters has primarily been driven by our top quartile net interest margin, which expanded to 4.32% this quarter, and our ability to limit growth in our expense base.
“HTB previously set a goal to be a consistently high-performing regional community bank that is a regionally and nationally recognized ‘Best Place to Work.’ As a result of this strong financial performance, for the second year in a row, the Company was named one of Forbes’ America’s Best Banks for 2025 and recognized as a Top 50 Community Bank in the 2024 S&P Global Market Intelligence annual rankings, awards based on the overall financial performance and strength of financial institutions. The Company was also recently included in the coveted 2025 KBW Bank Honor Roll, a distinction granted to only 5% of eligible banks based on their best-in-class earnings growth over the past ten years. Over the last year, HTB has been recognized as a best place to work in all five states we serve as well as nationally by Newsweek and American Banker.
“Lastly, during the quarter we completed the previously announced sale of our two Knoxville, Tennessee branches. This transaction reflects our efforts to tighten our geographic footprint, improve our branch efficiencies, and allow us to better allocate capital to support long-term growth in other core markets.”

WEBSITE: WWW.HTB.COM

Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Comparison of Results of Operations for the Three Months Ended June 30, 2025 and March 31, 2025
Net Income.  Net income totaled $17.2 million, or $1.00 per diluted share, for the three months ended June 30, 2025 compared to $14.5 million, or $0.84 per diluted share, for the three months ended March 31, 2025, an increase of $2.7 million, or 18.4%. Results for the three months ended June 30, 2025 benefited from a $1.3 million increase in net interest income and a $2.1 million increase in noninterest income due to a $1.4 million gain on the sale of two branch locations. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	June 30, 2025			March 31, 2025
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,804,502	$60,440	6.37%	$3,802,003	$58,613	6.25%
Debt securities available for sale	149,611	1,658	4.45	152,659	1,787	4.75
Other interest-earning assets(2)	149,175	1,543	4.15	206,242	3,235	6.36
Total interest-earning assets	4,103,288	63,641	6.22	4,160,904	63,635	6.20
Other assets	263,603			266,141
Total assets	$4,366,891			$4,427,045
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$563,817	$1,251	0.89%	$573,316	$1,324	0.94%
Money market accounts	1,329,973	9,004	2.72	1,345,575	9,177	2.77
Savings accounts	182,340	37	0.08	183,354	38	0.08
Certificate accounts	868,321	8,564	3.96	951,715	9,824	4.19
Total interest-bearing deposits	2,944,451	18,856	2.57	3,053,960	20,363	2.70
Junior subordinated debt	10,154	206	8.14	10,129	205	8.21
Borrowings	31,154	350	4.51	12,301	160	5.28
Total interest-bearing liabilities	2,985,759	19,412	2.61	3,076,390	20,728	2.73
Noninterest-bearing deposits	744,585			719,522
Other liabilities	59,973			70,821
Total liabilities	3,790,317			3,866,733
Stockholders' equity	576,574			560,312
Total liabilities and stockholders' equity	$4,366,891			$4,427,045
Net earning assets	$1,117,529			$1,084,514
Average interest-earning assets to average interest-bearing liabilities	137.43%			135.25%
Non-tax-equivalent
Net interest income		$44,229			$42,907
Interest rate spread			3.61%			3.47%
Net interest margin(3)			4.32%			4.18%
Tax-equivalent(4)
Net interest income		$44,660			$43,325
Interest rate spread			3.65%			3.51%
Net interest margin(3)			4.37%			4.22%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $431 and $418 for the three months ended June 30, 2025 and March 31, 2025, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the three months ended June 30, 2025 did not vary significantly when compared to the three months ended March 31, 2025. Regarding the components of this income, loan interest income increased $1.8 million, or 3.1%, primarily due to an increase in yield on loans and an additional day in the current quarter, which was offset by a $1.7 million, or 52.3%, decrease in other investments and interest-bearing deposits income, mainly due to a $1.0 million, or 78.9%, decrease in SBIC investment income where significant investment appreciation was recognized in the prior quarter. Accretion income on acquired loans of $1.0 million and $322,000 was recognized during the same periods, respectively, and was included in interest income on loans.

Total interest expense for the three months ended June 30, 2025 decreased $1.3 million, or 6.3%, compared to the three months ended March 31, 2025. The decrease was primarily the result of a decline in the average balance of certificate accounts, specifically brokered deposits, and a decline in the average cost of funds across funding categories.
The following table shows the effects that changes in average balances (volume), including the difference in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase / (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$703	$1,124	$1,827
Debt securities available for sale	(17)	(112)	(129)
Other interest-earning assets	(878)	(814)	(1,692)
Total interest-earning assets	(192)	198	6
Interest-bearing liabilities
Interest-bearing checking accounts	(8)	(65)	(73)
Money market accounts	(7)	(166)	(173)
Savings accounts	—	(1)	(1)
Certificate accounts	(767)	(493)	(1,260)
Junior subordinated debt	3	(2)	1
Borrowings	249	(59)	190
Total interest-bearing liabilities	(530)	(786)	(1,316)
Increase in net interest income			$1,322
Provision for Credit Losses.  The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses model.
The following table presents a breakdown of the components of the provision for credit losses:

	Three Months Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	$ Change	% Change
Provision for credit losses
Loans	$1,385	$800	$585	73%
Off-balance-sheet credit exposure	(82)	740	(822)	(111)
Total provision for credit losses	$1,303	$1,540	$(237)	(15)%
For the quarter ended June 30, 2025, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $2.0 million during the quarter:
•$0.3 million benefit driven by changes in the loan mix.
•$1.6 million benefit due to changes in qualitative adjustments, partially offset by a slight worsening of the projected economic forecast, specifically the national unemployment rate. Of note, we released the $2.2 million qualitative allocation previously established for the potential impact of Hurricane Helene upon our loan portfolio which had been established in the quarter ended September 30, 2024. Any residual impact of the Hurricane is believed to have now been reflected elsewhere within the ACL calculation.
•$1.3 million increase in specific reserves on individually evaluated loans.
For the quarter ended March 31, 2025, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $1.3 million during the quarter:
•$0.6 million benefit driven by changes in the loan mix.
•A slight improvement in the projected economic forecast, specifically the national unemployment rate, was offset by changes in qualitative adjustments.
•$0.1 million increase in specific reserves on individually evaluated loans.
For the quarter ended June 30, 2025, the amount recorded for off-balance-sheet credit exposure was the result of an increase in the balance of loan commitments offset by changes in the projected economic forecast and qualitative allocation as outlined above. For the quarter ended March 31, 2025, the amount recorded for off-balance-sheet credit exposure was the result of an increase in the balance of loan commitments and changes in the loan mix and projected economic forecast as outlined above.

Noninterest Income.  Noninterest income for the three months ended June 30, 2025 increased $2.1 million, or 26.5%, when compared to the quarter ended March 31, 2025. Changes in the components of noninterest income are discussed below:

	Three Months Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,502	$2,244	$258	11%
Loan income and fees	548	721	(173)	(24)
Gain on sale of loans held for sale	2,109	1,908	201	11
Bank owned life insurance ("BOLI") income	852	842	10	1
Operating lease income	1,876	1,379	497	36
Gain on sale of branches	1,448	—	1,448	100
Gain on sale of premises and equipment	28	—	28	100
Other	794	933	(139)	(15)
Total noninterest income	$10,157	$8,027	$2,130	27%
•Gain on sale of loans held for sale: The increase was primarily driven by sales of the guaranteed portion of SBA commercial loans during the period. There were $7.3 million in sales of the guaranteed portion of SBA commercial loans with gains of $570,000 for the current quarter compared to $4.6 million sold and gains of $366,000 for the prior quarter. There were $108.8 million of HELOCs originated for sale which were sold during the current quarter with gains of $954,000 compared to $89.4 million sold with gains of $1.1 million in the prior quarter. There were $30.3 million of residential mortgage loans sold for gains of $558,000 during the current quarter compared to $18.8 million sold with gains of $473,000 in the prior quarter. Our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in a net gain of $27,000 for the current quarter compared to a net gain of $13,000 for the prior quarter.
•Operating lease income: The increase was primarily the result of a reduction in losses recognized on the sale of previously leased equipment. We recognized net losses of $358,000 and $745,000 during the three months ended June 30, 2025 and March 31, 2025, respectively.
•Gain on sale of branches: On May 23, 2025, we completed the previously announced sale of our two Knoxville, Tennessee branches, recognizing a gain of $1.4 million. The gain was primarily the result of a premium received on the deposits assumed by the purchasing institution, partially offset by expenses associated with the transaction.
Noninterest Expense.  Noninterest expense for the three months ended June 30, 2025 increased $294,000, or 0.9%, when compared to the three months ended March 31, 2025. Changes in the components of noninterest expense are discussed below:

	Three Months Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$18,208	$17,699	$509	3%
Occupancy expense, net	2,375	2,511	(136)	(5)
Computer services	2,488	2,805	(317)	(11)
Operating lease depreciation expense	1,789	1,868	(79)	(4)
Telephone, postage and supplies	561	546	15	3
Marketing and advertising	442	452	(10)	(2)
Deposit insurance premiums	473	511	(38)	(7)
Core deposit intangible amortization	411	515	(104)	(20)
Other	4,508	4,054	454	11
Total noninterest expense	$31,255	$30,961	$294	1%
•Computer services: At the end of the prior calendar year, we finalized the multiyear renewal of our largest core processing contract. The decrease in expense quarter-over-quarter is a reflection of the improved vendor pricing negotiated through this effort.
•Other: The change was driven by an increase in loan workout expenses in addition to smaller increases across several other expense categories.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the three months ended June 30, 2025 and March 31, 2025 were 21.2% and 21.1%, respectively.
Comparison of Results of Operations for the Six Months Ended June 30, 2025 and June 30, 2024
Net Income.  Net income totaled $31.7 million, or $1.84 per diluted share, for the six months ended June 30, 2025 compared to $27.5 million, or $1.61 per diluted share, for the six months ended June 30, 2024, an increase of $4.3 million, or 15.5%. The results for the six months ended June 30, 2025 were positively impacted by a $3.2 million increase in net interest income, a decrease of $2.6 million in the provision for credit losses, a $1.3 million increase in noninterest income, partially offset by a $1.6 million increase in noninterest expense. Details of the changes in the various components of net income are further discussed below.

Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Six Months Ended
	June 30, 2025			June 30, 2024
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,803,259	$119,053	6.31%	$3,874,740	$122,113	6.34%
Debt securities available for sale	151,127	3,445	4.60	130,510	2,808	4.33
Other interest-earning assets(2)	177,551	4,778	5.43	135,936	3,848	5.69
Total interest-earning assets	4,131,937	127,276	6.21	4,141,186	128,769	6.25
Other assets	264,865			282,550
Total assets	$4,396,802			$4,423,736
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$568,540	$2,575	0.91%	$588,567	$2,870	0.98%
Money market accounts	1,337,731	18,180	2.74	1,289,758	19,340	3.02
Savings accounts	182,844	75	0.08	189,887	84	0.09
Certificate accounts	909,787	18,389	4.08	895,242	19,162	4.30
Total interest-bearing deposits	2,998,902	39,219	2.64	2,963,454	41,456	2.81
Junior subordinated debt	10,142	411	8.17	10,042	470	9.41
Borrowings	21,780	510	4.72	95,235	2,902	6.13
Total interest-bearing liabilities	3,030,824	40,140	2.67	3,068,731	44,828	2.94
Noninterest-bearing deposits	732,123			789,565
Other liabilities	65,367			50,224
Total liabilities	3,828,314			3,908,520
Stockholders' equity	568,488			515,216
Total liabilities and stockholders' equity	$4,396,802			$4,423,736
Net earning assets	$1,101,113			$1,072,455
Average interest-earning assets to average interest-bearing liabilities	136.33%			134.95%
Non-tax-equivalent
Net interest income		$87,136			$83,941
Interest rate spread			3.54%			3.31%
Net interest margin(3)			4.25%			4.08%
Tax-equivalent(4)
Net interest income		$87,985			$84,645
Interest rate spread			3.58%			3.35%
Net interest margin(3)			4.29%			4.11%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $849 and $704 for the six months ended June 30, 2025 and June 30, 2024, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the six months ended June 30, 2025 decreased $1.5 million, or 1.2%, compared to the six months ended June 30, 2024, which was driven by a $3.1 million, or 2.5%, decrease in interest income on loans, partially offset by a combined $1.6 million, or 23.5%, increase in interest income on debt securities available for sale and other interest-bearing assets. Accretion income on acquired loans of $1.3 million and $1.4 million was recognized during the same periods, respectively, and was included in interest income on loans. The overall decrease in average yield on interest-earning assets was mainly the result of a decline in average balances, specifically for the loan portfolio where we continue to be focused on prudent loan growth.
Total interest expense for the six months ended June 30, 2025 decreased $4.7 million, or 10.5%, compared to the six months ended June 30, 2024. The change was primarily the result of a decrease in the average balance of borrowings in addition to the cost of funds across all funding sources.

The following table shows the effects that changes in average balances (volume), including the difference in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase / (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$(2,583)	$(477)	$(3,060)
Debt securities available for sale	434	203	637
Other interest-earning assets	1,165	(235)	930
Total interest-earning assets	(984)	(509)	(1,493)
Interest-bearing liabilities
Interest-bearing checking accounts	(105)	(190)	(295)
Money market accounts	669	(1,829)	(1,160)
Savings accounts	(3)	(6)	(9)
Certificate accounts	260	(1,033)	(773)
Junior subordinated debt	4	(63)	(59)
Borrowings	(2,240)	(152)	(2,392)
Total interest-bearing liabilities	(1,415)	(3,273)	(4,688)
Increase in net interest income			$3,195
Provision for Credit Losses.  The following table presents a breakdown of the components of the provision for credit losses:

	Six Months Ended
(Dollars in thousands)	June 30, 2025	June 30, 2024	$ Change	% Change
Provision for credit losses
Loans	$2,185	$5,445	$(3,260)	(60)%
Off-balance-sheet credit exposure	658	(20)	678	3,390
Total provision for credit losses	$2,843	$5,425	$(2,582)	(48)%
For the six months ended June 30, 2025, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $3.3 million during the period.
•$0.9 million benefit driven by changes in the loan mix.
•$1.6 million benefit due to changes in qualitative adjustments, partially offset by a slight worsening of the projected economic forecast, specifically the national unemployment rate. Of note, we released the $2.2 million qualitative allocation previously established for the potential impact of Hurricane Helene upon our loan portfolio which had been established in the quarter ended September 30, 2024. Any residual impact of the Hurricane is believed to have now been reflected elsewhere within the ACL calculation.
•$1.4 million increase in specific reserves on individually evaluated loans.
For the six months ended June 30, 2024, the "loans" portion of the provision for credit losses was the result of the following, in addition to net charge-offs of $4.9 million during the period:
•$1.3 million benefit due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$1.8 million increase in specific reserves on individually evaluated loans which was proportional to the increase in the associated loan balances which increased from $8.1 million to $16.3 million during the six month period, concentrated in the equipment finance and SBA portfolios.
For the six months ended June 30, 2025 and June 30, 2024, the amounts recorded for off-balance-sheet credit exposure were the result of changes in the balance of loan commitments, loan mix and projected economic forecast as outlined above.

Noninterest Income.  Noninterest income for the six months ended June 30, 2025 increased $1.3 million, or 7.4%, when compared to the same period last year. Changes in the components of noninterest income are discussed below:

	Six Months Ended
(Dollars in thousands)	June 30, 2025	June 30, 2024	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$4,746	$4,503	$243	5%
Loan income and fees	1,269	1,325	(56)	(4)
Gain on sale of loans held for sale	4,017	3,285	732	22
BOLI income	1,694	2,642	(948)	(36)
Operating lease income	3,255	3,450	(195)	(6)
Gain on sale of branches	1,448	—	1,448	100
Gain (loss) on sale of premises and equipment	28	(9)	37	411
Other	1,727	1,728	(1)	—
Total noninterest income	$18,184	$16,924	$1,260	7%
•Gain on sale of loans held for sale: The increase in the gain on sale of loans held for sale was primarily driven by HELOCs and residential mortgage loans sold during the period. During the six months ended June 30, 2025, there were $198.2 million of HELOCs sold during the current period for gains of $2.0 million compared to $40.7 million sold and gains of $473,000 for the corresponding period in the prior year. There were $49.1 million of residential mortgage loans originated for sale which were sold with gains of $1.0 million compared to $36.6 million sold with gains of $667,000 for the corresponding period in the prior year. There were $11.9 million of sales of the guaranteed portion of SBA commercial loans with gains of $936,000 compared to $25.6 million sold and gains of $2.1 million for the corresponding period in the prior year. Our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in a net gain of $40,000 for the six months ended June 30, 2025 versus a net loss of $3,000 for the six months ended June 30, 2024.
•BOLI income: The decrease was due to $1.1 million in tax-free gains on death benefit proceeds in excess of the cash surrender value of the policies recognized in the prior period, partially offset by higher yielding policies as a result of restructuring the portfolio at the end of the prior calendar year.
•Gain on sale of branches: As discussed earlier, during the current period we completed the previously announced sale of our two Knoxville, Tennessee branches, recognizing a gain of $1.4 million in the current period.
Noninterest Expense.  Noninterest expense for the six months ended June 30, 2025 increased $2.1 million, or 3.6%, when compared to the same period last year. Changes in the components of noninterest expense are discussed below:

	Six Months Ended
(Dollars in thousands)	June 30, 2025	June 30, 2024	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$35,907	$33,584	$2,323	7%
Occupancy expense, net	4,886	4,856	30	1
Computer services	5,293	6,204	(911)	(15)
Operating lease depreciation expense	3,657	3,565	92	3
Telephone, postage and supplies	1,107	1,165	(58)	(5)
Marketing and advertising	894	1,251	(357)	(29)
Deposit insurance premiums	984	1,085	(101)	(9)
Core deposit intangible amortization	926	1,329	(403)	(30)
Other	8,562	7,580	982	13
Total noninterest expense	$62,216	$60,619	$1,597	3%
•Salaries and employee benefits: The increase was primarily the result of increases in both pay and incentive compensation.
•Computer services: As discussed earlier, the decrease in expense year-over-year is a reflection of the improved vendor pricing associated with the multiyear renewal of our largest core processing contract.
•Marketing and advertising: The decrease was the result of a reduction in spending in the six months ended June 30, 2025 when compared to the same period of the prior year, as we re-evaluated our marketing strategy for future periods.
•Core deposit intangible amortization: The intangible recorded associated with the Quantum merger is being amortized on an accelerated basis, so the rate of amortization slowed year-over-year.
•Other: The increase period-over-period was driven by increases of $274,000 in losses on the sale repossessed equipment, $234,000 in community association banking deposit line of business referral fees, and $224,000 in consulting fees.
Income Taxes. The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rate was 21.1% for both the six months ended June 30, 2025 and June 30, 2024.

Balance Sheet Review
Total assets decreased by $17.4 million to $4.6 billion and total liabilities decreased by $44.9 million to $4.0 billion, respectively, at June 30, 2025 as compared to December 31, 2024. These changes can be traced to the use of the proceeds of both loan sales and the maturities of debt securities and certificates of deposit to fund loan growth. Total deposits declined by $113.0 million over the same period. The decrease was mainly the result of a reduction in brokered deposits of $96.5 million and $34.3 million of deposits which were assumed by the purchaser of our two Knoxville, Tennessee branches. Borrowings increased by $77.0 million to provide additional liquidity.
Stockholders' equity increased $27.5 million to $579.3 million at June 30, 2025 as compared to December 31, 2024. Activity within stockholders' equity included $31.8 million in net income and $1.3 million in share-based compensation and stock option exercises, partially offset by $4.1 million in cash dividends declared and $3.3 million in stock repurchases. In addition, accumulated other comprehensive income improved by $1.4 million due to a reduction in the unrealized loss on available for sale securities due to changes in market interest rates.
As of June 30, 2025, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The ACL on loans was $44.1 million, or 1.20% of total loans, at June 30, 2025 compared to $45.3 million, or 1.24% of total loans, at December 31, 2024. The drivers of this change are discussed in the "Comparison of Results of Operations for the Six Months Ended June 30, 2025 and June 30, 2024 – Provision for Credit Losses" section above.
Net loan charge-offs totaled $3.3 million for the six months ended June 30, 2025 compared to $4.9 million for the same period last year. Annualized net charge-offs as a percentage of average loans were 0.18% for the six months ended June 30, 2025 as compared to 0.25% for the six months ended June 30, 2024.
Nonperforming assets, made up of nonaccrual loans and repossessed assets, increased by $2.5 million, or 8.9%, to $30.5 million, or 0.67% of total assets, at June 30, 2025 compared to $28.0 million, or 0.61% of total assets, at March 31, 2025. Owner occupied commercial real estate ("CRE") made up the largest portion of nonperforming assets at $8.9 million and $8.6 million, respectively, at these same dates. One relationship made up $5.0 million of the totals at both dates but no loss is anticipated. In addition, equipment finance loans made up $6.0 million and $5.1 million, respectively, at these same dates, concentrated in the transportation sector. The ratio of nonperforming loans to total loans was 0.81% at June 30, 2025 compared to 0.74% at March 31, 2025.
Nonperforming assets increased by $1.7 million, or 6.1%, to $30.5 million, or 0.67% of total assets, at June 30, 2025 compared to $28.8 million, or 0.63% of total assets, at December 31, 2024, with the composition of nonperforming assets remaining consistent between periods. The ratio of nonperforming loans to total loans was 0.81% at June 30, 2025 compared to 0.76% at December 31, 2024.
Classified assets increased by $8.2 million, or 20.0%, to $48.8 million, or 1.07% of total assets, as of June 30, 2025 when compared to the balance of $40.7 million, or 0.89% of total assets, at March 31, 2025. The drivers of the change were increases of $3.2 million in Equipment Finance loans, $2.3 million in commercial and industrial loans, and $1.6 million in owner-occupied CRE loans. Classified assets increased by $69,000, or 0.14%, to $48.8 million, or 1.07% of total assets, as of June 30, 2025 when compared to the balance of $48.8 million, or 1.06% of total assets, at December 31, 2024. The largest portfolios of classified assets at June 30, 2025 included $14.5 million of owner-occupied CRE loans, $8.6 million of equipment finance loans, $6.5 million of both 1-4 family residential real estate and commercial and industrial loans, $5.4 million of HELOCs, and $4.7 million of non-owner occupied CRE loans.
Lastly, in an effort to assist customers in their post-Hurricane Helene recovery and clean-up efforts, at the end of the prior calendar year we granted payment deferrals of up to six months to provide short-term relief to impacted customers. The outstanding balance of these deferrals declined from $136.0 million at December 31, 2024 to $18.9 million at June 30, 2025. As stated earlier, after reassessing the remaining exposure and the sufficiency of the ACL in place, in the current quarter we released the $2.2 million qualitative allocation previously established for the storm upon our loan portfolio which had been established in the quarter ended September 30, 2024. To date, $27,000 in charge-offs have been recognized which were directly related to Hurricane Helene.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. (NYSE: HTB), headquartered in Asheville, North Carolina, is the holding company for HomeTrust Bank, a state-chartered community bank operating over 30 locations across North Carolina, South Carolina, East Tennessee, Southwest Virginia, and Georgia. With total assets of $4.6 billion as of June 30, 2025, the Company’s goal is to continue to be recognized as a high-performing, regional community bank, while our strategy to reach that goal is to be a best place to work. As a reflection of these efforts, the Company has been named one of Bank Director’s “Best U.S. Banks,” one of Forbes’ “America’s Best Banks”, one of S&P Global’s “Top 50 Community Banks”, and named to the 2025 KBW Honor Roll. In addition, the Company has been recognized as one of American Banker’s “Best Banks to Work For”, received a “Most Loved Workplace” certification by Best Practices Institute, named as one of Best Companies Group’s “America’s Best Workplaces”, as well as being named a “Best Place to Work” in all five states in which the Company operates.
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but instead are based on certain assumptions including statements with respect to the Company's beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by forward-looking statements. The factors that could result in material differentiation include, but are not limited to, natural disasters, including the lingering effects of Hurricane Helene; expected revenues, cost savings, synergies and other benefits from merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected, and goodwill impairment charges might be incurred; increased competitive pressures among financial services companies; changes in the interest rate environment; changes in general economic conditions, both nationally and in our market areas; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on the Company's website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or in the documents the Company files with or furnishes to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions, the factors described above or other factors that management cannot foresee. The Company does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024(1)	September 30, 2024	June 30, 2024
Assets
Cash	$16,662	$14,303	$18,778	$18,980	$18,382
Interest-bearing deposits	280,547	285,522	260,441	274,497	275,808
Cash and cash equivalents	297,209	299,825	279,219	293,477	294,190
Certificates of deposit in other banks	23,319	25,806	28,538	29,290	32,131
Debt securities available for sale, at fair value	143,942	150,577	152,011	140,552	134,135
FHLB and FRB stock	15,263	13,602	13,630	18,384	19,637
SBIC investments, at cost	17,720	17,746	15,117	15,489	15,462
Loans held for sale, at fair value	1,106	2,175	4,144	2,968	1,614
Loans held for sale, at the lower of cost or fair value	169,835	151,164	202,018	189,722	224,976
Total loans, net of deferred loan fees and costs	3,671,951	3,648,609	3,648,299	3,698,892	3,701,454
Allowance for credit losses – loans	(44,139)	(44,742)	(45,285)	(48,131)	(49,223)
Loans, net	3,627,812	3,603,867	3,603,014	3,650,761	3,652,231
Premises and equipment held for sale, at the lower of cost or fair value	616	8,240	616	616	616
Premises and equipment, net	62,706	62,347	69,872	69,603	69,880
Accrued interest receivable	16,554	18,269	18,336	17,523	18,412
Deferred income taxes, net	9,968	9,288	10,735	10,100	10,512
BOLI	92,576	91,715	90,868	90,021	89,176
Goodwill	34,111	34,111	34,111	34,111	34,111
Core deposit intangibles, net	5,670	6,080	6,595	7,162	7,730
Other assets	59,646	63,248	66,606	67,514	66,051
Total assets	$4,578,053	$4,558,060	$4,595,430	$4,637,293	$4,670,864
Liabilities and stockholders' equity
Liabilities
Deposits	$3,666,178	$3,736,360	$3,779,203	$3,761,588	$3,707,779
Junior subordinated debt	10,170	10,145	10,120	10,096	10,070
Borrowings	265,000	177,000	188,000	260,013	364,513
Other liabilities	57,431	69,106	66,349	65,592	64,874
Total liabilities	3,998,779	3,992,611	4,043,672	4,097,289	4,147,236
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized(2)	175	176	175	175	175
Additional paid in capital	174,900	176,682	176,693	175,495	172,907
Retained earnings	408,178	393,026	380,541	368,383	357,147
Unearned Employee Stock Ownership Plan ("ESOP") shares	(3,703)	(3,835)	(3,966)	(4,099)	(4,232)
Accumulated other comprehensive income (loss)	(276)	(600)	(1,685)	50	(2,369)
Total stockholders' equity	579,274	565,449	551,758	540,004	523,628
Total liabilities and stockholders' equity	$4,578,053	$4,558,060	$4,595,430	$4,637,293	$4,670,864
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 17,492,143 at June 30, 2025; 17,552,626 at March 31, 2025; 17,527,709 at December 31, 2024; 17,514,922 at September 30, 2024; and 17,437,326 at June 30, 2024.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2025	June 30, 2024
Interest and dividend income
Loans	$60,440	$58,613	$119,053	$122,113
Debt securities available for sale	1,658	1,787	3,445	2,808
Other investments and interest-bearing deposits	1,543	3,235	4,778	3,848
Total interest and dividend income	63,641	63,635	127,276	128,769
Interest expense
Deposits	18,856	20,363	39,219	41,456
Junior subordinated debt	206	205	411	470
Borrowings	350	160	510	2,902
Total interest expense	19,412	20,728	40,140	44,828
Net interest income	44,229	42,907	87,136	83,941
Provision for credit losses	1,303	1,540	2,843	5,425
Net interest income after provision for credit losses	42,926	41,367	84,293	78,516
Noninterest income
Service charges and fees on deposit accounts	2,502	2,244	4,746	4,503
Loan income and fees	548	721	1,269	1,325
Gain on sale of loans held for sale	2,109	1,908	4,017	3,285
BOLI income	852	842	1,694	2,642
Operating lease income	1,876	1,379	3,255	3,450
Gain on sale of branches	1,448	—	1,448	—
Gain (loss) on sale of premises and equipment	28	—	28	(9)
Other	794	933	1,727	1,728
Total noninterest income	10,157	8,027	18,184	16,924
Noninterest expense
Salaries and employee benefits	18,208	17,699	35,907	33,584
Occupancy expense, net	2,375	2,511	4,886	4,856
Computer services	2,488	2,805	5,293	6,204
Operating lease depreciation expense	1,789	1,868	3,657	3,565
Telephone, postage and supplies	561	546	1,107	1,165
Marketing and advertising	442	452	894	1,251
Deposit insurance premiums	473	511	984	1,085
Core deposit intangible amortization	411	515	926	1,329
Other	4,508	4,054	8,562	7,580
Total noninterest expense	31,255	30,961	62,216	60,619
Income before income taxes	21,828	18,433	40,261	34,821
Income tax expense	4,618	3,894	8,512	7,336
Net income	$17,210	$14,539	$31,749	$27,485

Per Share Data

	Three Months Ended		Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2025	June 30, 2024
Net income per common share(1)
Basic	$1.01	$0.84	$1.85	$1.61
Diluted	$1.00	$0.84	$1.84	$1.61
Average shares outstanding
Basic	17,006,141	17,011,359	17,008,699	16,871,383
Diluted	17,106,448	17,113,424	17,109,842	16,888,550
Book value per share at end of period	$33.12	$32.21	$33.12	$30.03
Tangible book value per share at end of period(2)	$30.92	$30.00	$30.92	$27.73
Cash dividends declared per common share	$0.12	$0.12	$0.24	$0.22
Total shares outstanding at end of period	17,492,143	17,552,626	17,492,143	17,437,326
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended		Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2025	June 30, 2024
Performance ratios(1)
Return on assets (ratio of net income to average total assets)	1.58%	1.33%	1.46%	1.25%
Return on equity (ratio of net income to average equity)	11.97	10.52	11.26	10.73
Yield on earning assets	6.22	6.20	6.21	6.25
Rate paid on interest-bearing liabilities	2.61	2.73	2.67	2.94
Average interest rate spread	3.61	3.47	3.54	3.31
Net interest margin(2)	4.32	4.18	4.25	4.08
Average interest-earning assets to average interest-bearing liabilities	137.43	135.25	136.33	134.95
Noninterest expense to average total assets	2.87	2.84	2.85	2.76
Efficiency ratio	57.47	60.79	59.07	60.10
Efficiency ratio – adjusted(3)	58.59	60.29	59.43	60.36
(1)Ratios are annualized where appropriate.
(2)Net interest income divided by average interest-earning assets.
(3)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Asset quality ratios
Nonperforming assets to total assets(1)	0.67%	0.61%	0.63%	0.64%	0.54%
Nonperforming loans to total loans(1)	0.81	0.74	0.76	0.78	0.68
Total classified assets to total assets	1.07	0.85	1.06	0.99	0.91
Allowance for credit losses to nonperforming loans(1)	147.98	165.96	163.68	166.51	194.80
Allowance for credit losses to total loans	1.20	1.23	1.24	1.30	1.33
Net charge-offs to average loans (annualized)	0.21	0.14	0.19	0.42	0.27
Capital ratios
Equity to total assets at end of period	12.65%	12.41%	12.01%	11.64%	11.21%
Tangible equity to total tangible assets(2)	11.91	11.65	11.25	10.88	10.44
Average equity to average assets	13.20	12.66	12.28	12.02	11.78
(1)Nonperforming assets include nonaccruing loans and repossessed assets. There were no accruing loans more than 90 days past due at the dates indicated. At June 30, 2025, $6.1 million, or 20.4%, of nonaccruing loans were current on their loan payments as of that date.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Commercial real estate
Construction and land development	$267,494	$247,539	$274,356	$300,905	$316,050
Commercial real estate – owner occupied	561,623	570,150	545,490	544,689	545,631
Commercial real estate – non-owner occupied	877,440	867,711	866,094	881,340	892,653
Multifamily	113,416	118,094	120,425	114,155	92,292
Total commercial real estate	1,819,973	1,803,494	1,806,365	1,841,089	1,846,626
Commercial
Commercial and industrial	367,359	349,085	316,159	286,809	266,136
Equipment finance	360,499	380,166	406,400	443,033	461,010
Municipal leases	168,623	163,554	165,984	158,560	152,509
Total commercial	896,481	892,805	888,543	888,402	879,655
Residential real estate
Construction and land development	53,020	56,858	53,683	63,016	70,679
One-to-four family	640,287	631,537	630,391	627,845	621,196
HELOCs	205,918	199,747	195,288	194,909	188,465
Total residential real estate	899,225	888,142	879,362	885,770	880,340
Consumer	56,272	64,168	74,029	83,631	94,833
Total loans, net of deferred loan fees and costs	3,671,951	3,648,609	3,648,299	3,698,892	3,701,454
Allowance for credit losses – loans	(44,139)	(44,742)	(45,285)	(48,131)	(49,223)
Loans, net	$3,627,812	$3,603,867	$3,603,014	$3,650,761	$3,652,231
Deposits

(Dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Core deposits
Noninterest-bearing accounts	$698,843	$721,814	$680,926	$684,501	$683,346
NOW accounts	561,524	573,745	575,238	534,517	561,789
Money market accounts	1,323,762	1,357,961	1,341,995	1,345,289	1,311,940
Savings accounts	179,980	184,396	181,317	179,762	185,499
Total core deposits	2,764,109	2,837,916	2,779,476	2,744,069	2,742,574
Certificates of deposit	902,069	898,444	999,727	1,017,519	965,205
Total	$3,666,178	$3,736,360	$3,779,203	$3,761,588	$3,707,779

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2025	June 30, 2024
Noninterest expense	$31,255	$30,961	$62,216	$60,619

Net interest income	$44,229	$42,907	$87,136	$83,941
Plus: tax-equivalent adjustment	431	418	849	704
Plus: noninterest income	10,157	8,027	18,184	16,924
Less: BOLI death benefit proceeds in excess of cash surrender value	—	—	—	1,143
Less: gain on sale of branches	1,448	—	1,448	—
Less: gain (loss) on sale of premises and equipment	28	—	28	(9)
Net interest income plus noninterest income – adjusted	$53,341	$51,352	$104,693	$100,435

Efficiency ratio	57.47%	60.79%	59.07%	60.10%
Efficiency ratio – adjusted	58.59%	60.29%	59.43%	60.36%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Total stockholders' equity	$579,274	$565,449	$551,758	$540,004	$523,628
Less: goodwill, core deposit intangibles, net of taxes	38,477	38,793	39,189	39,626	40,063
Tangible book value	$540,797	$526,656	$512,569	$500,378	$483,565
Common shares outstanding	17,492,143	17,552,626	17,527,709	17,514,922	17,437,326
Book value per share	$33.12	$32.21	$31.48	$30.83	$30.03
Tangible book value per share	$30.92	$30.00	$29.24	$28.57	$27.73
Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
(Dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Tangible equity(1)	$540,797	$526,656	$512,569	$500,378	$483,565
Total assets	4,578,053	4,558,060	4,595,430	4,637,293	4,670,864
Less: goodwill, core deposit intangibles, net of taxes	38,477	38,793	39,189	39,626	40,063
Total tangible assets	$4,539,576	$4,519,267	$4,556,241	$4,597,667	$4,630,801

Tangible equity to tangible assets	11.91%	11.65%	11.25%	10.88%	10.44%
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.